Filed Pursuant to Rule 433
Registration Nos. 333-224689 and 333-224689-01

Free Writing Prospectus, dated July 27, 2018

Synchrony Card Issuance Trust

Issuing Entity

Synchrony Card Funding, LLC Depositor	Synchrony Bank Sponsor

Synchrony Card Funding, LLC (the “depositor”) has filed a registration statement (File No. 333-224689) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, Synchrony Card Issuance Trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (855) 821-4534.

From time to time, Synchrony Card Issuance Trust (the “trust”) issues notes (the “notes”) secured by receivables that arise under revolving credit card accounts owned by Synchrony Bank (the “bank”). The bank’s credit card portfolio is primarily comprised of dual card and private label credit card accounts. Dual cards combine features and benefits of private label credit cards with multi-merchant acceptance of general purpose credit cards. The bank has selected the accounts in the trust’s portfolio (the “trust portfolio”) from among a subset of the bank’s dual card and private label credit card programs. The accounts in this subset of dual card and private label credit card programs are referred to as the “selected portfolio.” The information provided below under “The Selected Portfolio and the Trust Portfolio” relates to both the selected portfolio and the trust portfolio, under “Composition of the Trust Portfolio” relates to the trust portfolio and under “Static Pool Data” relates to the selected portfolio.

The Selected Portfolio and the Trust Portfolio

Performance of the Selected Portfolio and the Trust Portfolio

The tables below contain performance information for the receivables in the selected portfolio and the trust portfolio for each of the periods shown. There is no assurance that the performance of the selected portfolio or the trust portfolio will be similar to the experience described in the tables in this section.

For purposes of the tables in this section:

•	Receivables Outstanding is the sum of total receivables included in the selected portfolio or the trust portfolio, as applicable, as of the date or in the period indicated.

•	Average Receivables Outstanding is the average of the balance of the Receivables Outstanding as of the first day of each monthly period in the period indicated.

•	Gross Principal Charge-Offs is the total amount of principal receivables included in the selected portfolio or the trust portfolio, as applicable, that have been charged-off in the period indicated, excluding amounts charged-off due to fraud.

•	Net Principal Charge-Offs is the total amount of principal receivables included in the selected portfolio or the trust portfolio, as applicable, that have been charged-off in the period indicated, excluding amounts charged-off due to fraud, minus the total amount recovered with respect to charged-off principal receivables in the selected portfolio or the trust portfolio, as applicable, during the period indicated.

•	Net Finance Charges are billed finance charges less waivers of finance charge receivables.

•	Net Late Fees are late fees billed to customers less late fee waivers.

•	Accounts Outstanding is the sum of the number of accounts included in the selected portfolio or the trust portfolio, as applicable, as of the date or in the period indicated.

•	Average Accounts Outstanding is the average of the number of accounts included in the selected portfolio or the trust portfolio, as applicable, in each monthly period in the period indicated.

•	Gross Charge-Off Accounts is the total number of accounts included in the selected portfolio or the trust portfolio, as applicable, that have been charged-off in the period indicated, excluding accounts charged-off due to fraud.

The total number of accounts for the trust portfolio disclosed in this free writing prospectus as of any date and used for purposes of calculating certain other statistical information presented in this free writing prospectus, including the Accounts Outstanding and Average Accounts Outstanding, includes certain accounts that have a zero balance and have been closed due to the related credit card or cards being lost or stolen or the account being subject to fraudulent activity.  A credit card account that has been closed due to the related credit card or cards being lost or stolen or the account being subject to fraudulent activity will remain in the securitization reporting system for a period of approximately twelve billing cycles, and will be included in the calculation of the number of accounts for that period of time.

Delinquency and Loss Experience

The following tables set forth the aggregate delinquency and loss experience for cardholder payments on the credit card accounts in the selected portfolio and the trust portfolio for each of the dates or periods shown. The delinquency and loss rates at any time reflect, among other factors, the quality of the credit card receivables, the average seasoning of the accounts, the success of the servicer’s collection efforts, the mix of different programs in the selected portfolio or trust portfolio, as applicable, and general economic conditions.

We cannot assure you that the future delinquency and loss experience for the selected portfolio or the trust portfolio will be similar to the historical experience set forth below.

Please note that numbers and percentages presented in the tables in this section may not sum to the totals presented due to rounding.

Selected Portfolio - Receivables Delinquency Experience
(Dollars in Thousands)

	As of May 31,		As of December 31,
	2018		2017		2016
	Receivables	Percentage of Receivables Outstanding	Receivables	Percentage of Receivables Outstanding	Receivables	Percentage of Receivables Outstanding
Receivables Outstanding	$24,189,893		$24,936,830		$23,031,376
Receivables Delinquent:
30-59 Days	219,267	0.91%	258,417	1.04%	226,164	0.98%
60-89 Days	162,490	0.67%	196,345	0.79%	157,541	0.68%
90-119 Days	141,373	0.58%	161,395	0.65%	125,756	0.55%
120-149 Days	128,105	0.53%	142,626	0.57%	110,554	0.48%
150-179 Days	118,503	0.49%	120,875	0.48%	98,727	0.43%
180 or More Days	0	0.00%	0	0.00%	0	0.00%
Total	$769,739	3.18%	$879,657	3.53%	$718,741	3.12%

	As of December 31,
	2015		2014		2013
	Receivables	Percentage of Receivables Outstanding	Receivables	Percentage of Receivables Outstanding	Receivables	Percentage of Receivables Outstanding
Receivables Outstanding	$19,952,455		$16,957,197		$13,894,109
Receivables Delinquent:
30-59 Days	183,907	0.92%	152,543	0.90%	146,913	1.06%
60-89 Days	123,988	0.62%	101,331	0.60%	100,654	0.72%
90-119 Days	98,208	0.49%	79,056	0.47%	73,327	0.53%
120-149 Days	87,751	0.44%	67,734	0.40%	62,292	0.45%
150-179 Days	73,173	0.37%	57,847	0.34%	53,217	0.38%
180 or More Days	0	0.00%	0	0.00%	0	0.00%
Total	$567,027	2.84%	$458,511	2.70%	$436,404	3.14%

Trust Portfolio - Receivables Delinquency Experience
(Dollars in Thousands)

	As of May 31,		As of December 31,
	2018		2017
	Receivables	Percentage of Receivables Outstanding	Receivables	Percentage of Receivables Outstanding
Receivables Outstanding	$3,688,486		$2,813,946
Receivables Delinquent:
30-59 Days	25,638	0.70%	4,335	0.15%
60-89 Days	17,437	0.47%	27	0.00%
90-119 Days	17,124	0.46%	10	0.00%
120-149 Days	12,820	0.35%	8	0.00%
150-179 Days	9,711	0.26%	0	0.00%
180 or More Days	0	0.00%	0	0.00%
Total	$82,731	2.24%	$4,380	0.16%

Selected Portfolio - Account Delinquency Experience

	As of May 31		As of December 31,
	2018		2017		2016
	Accounts	Percentage of Total Accounts Outstanding	Accounts	Percentage of Total Accounts Outstanding	Accounts	Percentage of Total Accounts Outstanding
Accounts Outstanding	36,728,913		36,931,974		33,964,358
Accounts Delinquent:
30-59 Days	110,917	0.30%	131,027	0.35%	118,583	0.35%
60-89 Days	63,639	0.17%	78,850	0.21%	63,113	0.19%
90-119 Days	50,397	0.14%	59,117	0.16%	45,791	0.13%
120-149 Days	44,377	0.12%	48,578	0.13%	37,346	0.11%
150-179 Days	41,849	0.11%	42,397	0.11%	32,051	0.09%
180 or More Days	0	0.00%	0	0.00%	0	0.00%
Total	311,179	0.85%	359,969	0.97%	296,884	0.87%

	As of December 31,
	2015		2014		2013
	Accounts	Percentage of Total Accounts Outstanding	Accounts	Percentage of Total Accounts Outstanding	Accounts	Percentage of Total Accounts Outstanding
Accounts Outstanding	30,838,166		28,591,473		24,773,846
Accounts Delinquent:
30-59 Days	110,358	0.36%	91,053	0.32%	90,126	0.36%
60-89 Days	54,816	0.18%	46,225	0.16%	48,216	0.19%
90-119 Days	41,368	0.13%	34,603	0.12%	33,877	0.14%
120-149 Days	35,751	0.12%	29,307	0.10%	28,022	0.11%
150-179 Days	77,938	0.25%	66,839	0.23%	61,351	0.25%
180 or More Days	0	0.00%	0	0.00%	0	0.00%
Total	320,231	1.04%	268,027	0.94%	261,592	1.06%

Trust Portfolio - Account Delinquency Experience

	As of May 31,		As of December 31,
	2018		2017
	Accounts	Percentage of Total Accounts Outstanding	Accounts	Percentage of Total Accounts Outstanding
Accounts Outstanding	2,716,488		1,953,040
Accounts Delinquent:
30-59 Days	9,181	0.34%	2,185	0.11%
60-89 Days	5,221	0.19%	8	0.00%
90-119 Days	4,802	0.18%	4	0.00%
120-149 Days	3,429	0.13%	1	0.00%
150-179 Days	2,769	0.10%	0	0.00%
180 or More Days	0	0.00%	0	0.00%
Total	25,402	0.94%	2,198	0.11%

Selected Portfolio - Loss Experience
(Dollars in Thousands)

	Five Months Ended May 31,	Calendar Year
	2018	2017	2016	2015	2014	2013

Average Receivables Outstanding	$23,869,174	$23,031,399	$20,323,235	$17,798,540	$14,369,705	$12,304,534
Gross Principal Charge-Offs	$625,492	$1,275,753	$961,418	$778,363	$645,102	$588,427
Gross Principal Charge-Offs as a Percentage of Average Receivables Outstanding (Annualized)	6.29%	5.54%	4.73%	4.37%	4.49%	4.78%
Less: Recoveries	$88,362	$214,916	$171,540	$142,332	$130,275	$108,876
Net Principal Charge-Offs	$537,130	$1,060,837	$789,878	$636,031	$514,827	$479,551
Net Principal Charge-Offs as a Percentage of Average Receivables Outstanding (Annualized)	5.40%	4.61%	3.89%	3.57%	3.58%	3.90%
Gross Charge-Off Accounts	258,948	516,906	409,821	355,131	321,719	310,302
Average Accounts Outstanding	36,265,251	35,026,258	32,272,706	29,443,467	26,431,508	23,371,966
Gross Charge-Offs as a Percentage of Average Accounts Outstanding (Annualized)	1.71%	1.48%	1.27%	1.21%	1.22%	1.33%

Trust Portfolio - Loss Experience
(Dollars in Thousands)

	Five Months Ended May 31,	One Month Ended December 31,
	2018	2017
Average Receivables Outstanding	$3,010,561	$2,665,007
Gross Principal Charge-Offs	$12,971	$215
Gross Principal Charge-Offs as a Percentage of Average Receivables Outstanding (Annualized)	1.03%	0.10%
Less: Recoveries	$1,665	$29
Net Principal Charge-Offs	$11,306	$185
Net Principal Charge-Offs as a Percentage of Average Principal Receivables Outstanding (Annualized)	0.90%	0.08%
Gross Charge-Off Accounts	4,836	65
Average Accounts Outstanding	2,379,870	1,953,040
Gross Charge-Offs as a Percentage of Average Accounts Outstanding (Annualized)	0.49%	0.04%

Balance Reductions

The accounts in the selected portfolio and the trust portfolio may have balance reductions granted for a number of reasons, including merchandise refunds, returns, and fraudulent charges. For the twelve months ended May 31, 2018, the average monthly balance reduction rate for the accounts in the selected portfolio attributable to such returns and fraud was 1.27%. For the six months ended May 31, 2018, the average monthly balance reduction rate for the accounts in the trust portfolio attributable to such returns and fraud was 1.33%.

Revenue Experience

Selected Portfolio

The net revenues, including billed finance charges, fees and interchange, related to accounts in the selected portfolio for each of the periods shown are set forth in the following table. Fees include late fees, cash advance fees and miscellaneous fees. Revenues are net of waivers.

We cannot assure you that the future revenue experience for the receivables in the selected portfolio will remain similar to the historical experience set forth below. For example, if payment rates decline, the balances subject to monthly finance charges tend to grow, assuming no change in the level of purchasing activity. Accordingly, under these circumstances, the yield related to monthly finance charges normally increases. Conversely, if payment rates increase, the balances subject to monthly finance charges tend to fall, assuming no change in the level of purchasing activity. Accordingly, under these circumstances, the yield related to monthly finance charges normally decreases.

Selected Portfolio - Revenue Experience
(Dollars in Thousands)

	Five Months Ended May 31,	Calendar Year
	2018	2017	2016	2015	2014	2013
Average Receivables Outstanding	$23,869,174	$23,031,399	$20,323,235	$17,798,540	$14,369,705	$12,304,534
Net Finance Charges and Late Fees	$2,164,026	$4,985,585	$4,255,079	$3,634,497	$2,967,222	$2,561,954
Net Finance Charges and Late Fees as a Percentage of Average Receivables Outstanding (Annualized)	21.76%	21.65%	20.94%	20.42%	20.65%	20.82%
Interchange	$209,681	$493,398	$452,725	$380,289	$261,799	$201,083
Interchange as a Percentage of Average Receivables Outstanding (Annualized)	2.11%	2.14%	2.23%	2.14%	1.82%	1.63%
Net Finance Charges, Late Fees and Interchange as a Percentage of Average Receivables Outstanding (Annualized)	23.87%	23.79%	23.16%	22.56%	22.47%	22.46%

Trust Portfolio

The net revenues collected from finance charges and fees related to accounts in the trust portfolio for each of the periods shown are set forth in the following table. Fees include late fees, pay by phone fees, over limit fees, balance transfer fees, cash advance fees and returned check fees.

We cannot assure you that the future revenue experience for the receivables in the trust portfolio will remain similar to the historical experience set forth below. For example, if payment rates decline, the balances subject to monthly finance charges tend to grow, assuming no change in the level of purchasing activity. Accordingly, under these circumstances, the yield related to monthly finance charges normally increases. Conversely, if payment rates increase, the balances subject to monthly finance charges tend to fall, assuming no change in the level of purchasing activity. Accordingly, under these circumstances, the yield related to monthly finance charges normally decreases.

Trust Portfolio - Revenue Experience
(Dollars in Thousands)

	Five Months Ended May 31,	One Month Ended December 31,
	2018	2017
Average Receivables Outstanding	$3,010,561	$2,665,007
Finance Charge Collections and Recoveries	$297,444	$48,743
Finance Charge Collections and Recoveries as a Percentage of Average Receivables Outstanding (Annualized)	23.71%	21.95%
Interchange	$31,346	$7,706
Interchange as a Percentage of Average Receivables Outstanding (Annualized)	2.50%	3.47%
Finance Charge Collections and Recoveries and Interchange	328,789	56,449
Finance Charge Collections and Recoveries and Interchange as a Percentage of Average Receivables Outstanding (Annualized)	26.21%	25.42%

Payment Rates

The payment rate on the receivables is the most important factor that will determine the size of principal payments on the notes after an early amortization event has occurred and whether the trust has funds available to repay the notes on the scheduled principal payment date. The following Cardholder Monthly Payment Rates tables set forth the highest and lowest cardholder monthly payment rates on the credit card accounts in the selected portfolio and the trust portfolio during any calendar month in the calendar years or in the portion thereof, as applicable, shown, in each case calculated as a percentage of the Receivables Outstanding as of the first day of each calendar month during the calendar years or portion thereof, as applicable, shown. Payment rates shown in the table are based on amounts that would be deemed payments of receivables with respect to the accounts. For purposes of these calculations, Receivables Outstanding are receivables included in the selected portfolio or the trust portfolio, as applicable, in the period indicated.

The Payment Status table in this section shows the average for all billing cycles in the period indicated of the payments made on the receivables that fall within each of the following categories: (1) less than minimum payment, (2) minimum payment, (3) greater than minimum payment, but less than full payment and (4) full payment or greater than full payment. For any billing cycle, the percentage of payments in each category is calculated by dividing the number of accounts with payments in that category by the total amount of all accounts that were required to make payments on the receivables.

Although we have provided historical data concerning the payment rates on the receivables and the percentage of the receivables falling in each payment category, we cannot provide you with any assurance that the levels and timing of payments on receivables in the selected portfolio or the trust portfolio from time to time in the future will be similar to the historical experience described in the following tables for the selected portfolio and the trust portfolio.

Selected Portfolio - Cardholder Monthly Payment Rates1

	Five Months Ended May 31,	Calendar Year
	2018	2017	2016	2015	2014	2013
Lowest Month	19.95%	19.83%	19.88%	20.13%	19.19%	18.95%
Highest Month	21.43%	20.99%	22.09%	22.41%	20.47%	20.43%
Monthly Average[2]	20.85%	20.53%	21.14%	21.26%	19.99%	19.71%

[1]	Monthly total payment rates are total payments received, net of checks returned for non-sufficient funds, with respect to total receivables during a month divided by the total receivables outstanding at the beginning of such month.
[2]	The average payment rate for the period is calculated as the average of the monthly payment rate during such period.

Trust Portfolio - Cardholder Monthly Payment Rates1

	Five Months Ended May 31,	One Month Ended December 31,
	2018	2017
Lowest Month	18.17%	21.90%
Highest Month	22.76%	21.90%
Monthly Average[2]	20.21%	21.90%

[1]	Monthly total payment rates are total payments received, net of checks returned for non-sufficient funds, with respect to total receivables during a month divided by the total receivables outstanding at the beginning of such month.
[2]	The average payment rate for the period is calculated as the average of the monthly payment rate during such period.

Selected Portfolio - Payment Status

	Percentage of Accounts
	Five Billing Cycles Ended in May 2018	Twelve Billing Cycles Ended in December 2017	Twelve Billing Cycles Ended in December 2016	Twelve Billing Cycles Ended in December 2015	Twelve Billing Cycles Ended in December 2014	Twelve Billing Cycles Ended in December 2013
Less than Minimum Payment	8.63%	8.84%	8.38%	8.37%	8.67%	9.03%
Minimum Payment	13.36%	13.56%	13.19%	13.14%	13.29%	13.29%
Greater than Minimum Payment, Less than Full Payment	39.10%	39.30%	39.65%	40.35%	41.14%	41.67%
Full Payment or Greater than Full Payment	38.91%	38.31%	38.78%	38.14%	36.90%	36.01%

Trust Portfolio - Payment Status

	Percentage of Accounts
	Five Billing Cycles Ended in May	One Billing Cycle Ended in December
	2018	2017
Less than Minimum Payment	6.45%	6.61%
Minimum Payment	13.85%	12.01%
Greater than Minimum Payment, Less than Full Payment	41.85%	39.20%
Full Payment or Greater than Full Payment	37.85%	42.18%

We cannot assure you that the cardholder monthly payment rates or the payment experience for the selected portfolio or the trust portfolio in the future will be similar to the historical experience set forth in the tables above. In addition, the amount of collections of receivables may vary from month to month due to seasonal variations, general economic conditions, payment habits of individual cardholders and changes in minimum payment formulas.

Composition of the Trust Portfolio

The receivables conveyed or to be conveyed to the trust have been or will be generated from transactions made by holders of credit card accounts included in the trust portfolio. The trust portfolio includes a subset of the accounts arising in the selected portfolio.

The following information regarding the trust portfolio is as of June 30, 2018:

•	total receivables: $5,706,974,631;

•	principal receivables: $5,528,231,327;

•	finance charge receivables: $178,743,304; and

•	total number of accounts designated to the trust portfolio[1]: 4,592,269.

As of June 30, 2018:

•	the accounts designated for the trust portfolio had an average total receivable balance of approximately $1,243 and an average credit limit of approximately $5,934; and

•	for accounts designated for the trust portfolio, the percentage of the aggregate total receivable balance to the aggregate total credit limit was 20.9%.

The following tables summarize the trust portfolio by various criteria as of June 30, 2018 for each of the program partners included in the trust portfolio.

Please note that numbers and percentages presented in the tables in this section may not sum to the totals presented due to rounding.

For purposes of the tables in this section:

•	Total Receivables Outstanding is the sum of principal receivables and finance charge receivables (which includes fee receivables) included in the trust portfolio in the period indicated.

•	Number of Accounts is the number of accounts included in the trust portfolio as of the date or in the period indicated.

1 As described above under “Performance of the Selected Portfolio and the Trust Portfolio,” the total number of accounts in the trust portfolio disclosed in this free writing prospectus as of any date and used for purposes of calculating certain other statistical information presented with respect to the trust portfolio in this free writing prospectus includes certain accounts that have been closed due to the related credit card or cards being lost or stolen or the account being subject to fraudulent activity.

Composition by Program Partner of the Trust Portfolio

Program Partner	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Sam’s Club Dual Card	$1,379,438,777	24.2%	864,080	18.8%
Lowe’s Private Label	1,329,840,904	23.3%	1,088,011	23.7%
Gap Family Dual Card[1]	1,103,801,293	19.3%	952,255	20.7%
TJX Dual Card	733,576,825	12.9%	933,015	20.3%
PayPal Dual Card	480,685,358	8.4%	275,646	6.0%
BP Dual Card	330,690,631	5.8%	242,725	5.3%
JCPenney Dual Card	276,400,369	4.8%	172,487	3.8%
Dick’s Sporting Goods Dual Card	72,540,474	1.3%	64,050	1.4%
Total	$5,706,974,631	100.0%	4,592,269	100.0%

1 Old Navy Dual Card, Gap Dual Card and Banana Republic Dual Card, which are affiliated retailers.

Composition by Account Balance Range of the Trust Portfolio

Account Balance Range	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Credit Balance	$(4,068,847)	-0.1%	42,040	0.9%
No Balance	–	0.0%	686,661	15.0%
$0.01-$500.00	321,940,436	5.6%	1,747,273	38.0%
$500.01-$1,000.00	400,308,222	7.0%	552,391	12.0%
$1,000.01-$2,000.00	889,928,317	15.6%	605,990	13.2%
$2,000.01-$3,000.00	844,851,970	14.8%	343,889	7.5%
$3,000.01-$4,000.00	698,455,546	12.2%	201,107	4.4%
$4,000.01-$5,000.00	647,522,335	11.3%	144,376	3.1%
$5,000.01-$6,000.00	586,215,018	10.3%	106,867	2.3%
$6,000.01-$7,000.00	390,088,581	6.8%	60,326	1.3%
$7,000.01-$8,000.00	308,665,499	5.4%	41,325	0.9%
$8,000.01-$9,000.00	198,816,979	3.5%	23,477	0.5%
$9,000.01-$10,000.00	161,940,077	2.8%	17,073	0.4%
$10,000.01-$15,000.00	180,246,531	3.2%	15,480	0.3%
$15,000.01-$20,000.00	40,500,242	0.7%	2,385	0.1%
$20,000.01 or more	41,563,726	0.7%	1,609	0.0%
Total	$5,706,974,631	100.0%	4,592,269	100.0%

Composition by Credit Limit Range of the Trust Portfolio

Credit Limit Range	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
$0.01-$500.00	$22,182,726	0.4%	113,126	2.5%
$500.01-$1,000.00	59,061,640	1.0%	133,887	2.9%
$1,000.01-$2,000.00	329,541,935	5.8%	507,598	11.1%
$2,000.01-$3,000.00	482,920,239	8.5%	606,078	13.2%
$3,000.01-$4,000.00	420,405,746	7.4%	507,430	11.0%
$4,000.01-$5,000.00	539,251,843	9.4%	456,415	9.9%
$5,000.01-$6,000.00	654,298,789	11.5%	389,163	8.5%
$6,000.01-$7,000.00	448,712,297	7.9%	296,203	6.5%
$7,000.01-$8,000.00	650,357,614	11.4%	374,285	8.2%
$8,000.01-$9,000.00	387,967,705	6.8%	249,797	5.4%
$9,000.01-$10,000.00	753,667,729	13.2%	397,140	8.6%
$10,000.01-$20,000.00	837,962,279	14.7%	530,099	11.5%
$20,000.01 or more	120,644,088	2.1%	31,048	0.7%
Total	$5,706,974,631	100.0%	4,592,269	100.0%

Composition by Account Age Range of the Trust Portfolio

Account Age Range	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Up to 6 Months	$–	0.0%	-	0.0%
6 Months to 12 Months	442,606,637	7.8%	515,124	11.2%
Over 12 Months to 24 Months	1,008,260,480	17.7%	907,790	19.8%
Over 24 Months to 36 Months	1,065,561,721	18.7%	784,135	17.1%
Over 36 Months to 48 Months	984,353,372	17.2%	721,952	15.7%
Over 48 Months to 60 Months	790,558,164	13.9%	547,139	11.9%
Over 60 Months to 72 Months	469,809,824	8.2%	370,832	8.1%
Over 72 Months to 84 Months	271,319,624	4.8%	217,279	4.7%
Over 84 Months to 96 Months	147,864,932	2.6%	108,743	2.4%
Over 96 Months to 108 Months	78,846,748	1.4%	61,225	1.3%
Over 108 Months to 120 Months	60,016,351	1.1%	52,585	1.1%
Over 120 Months	387,776,780	6.8%	305,465	6.7%
Total	$5,706,974,631	100.0%	4,592,269	100.0%

Except for the applicable states listed below, no state accounted for more than 5% of the number of accounts or 5% of the total receivables balances, as applicable, as of June 30, 2018 for each of the program partners included in the trust portfolio. Since the largest number of cardholders (based on billing addresses) whose accounts are designated for the trust portfolio were in the five states listed below, adverse economic conditions affecting cardholders residing in those areas could affect timely payment by the related cardholders of amounts due on the accounts and, accordingly, the rate of delinquencies and losses for the trust portfolio.

Composition by Billing Address of the Trust Portfolio

Billing Address	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
California	$483,015,273	8.5%	426,470	9.3%
Texas	463,610,330	8.1%	332,308	7.2%
Florida	405,594,206	7.1%	327,301	7.1%
New York	359,248,414	6.3%	325,307	7.1%
Pennsylvania	289,746,138	5.1%	248,021	5.4%
Other	3,705,760,270	64.9%	2,932,862	63.9%
Total	$5,706,974,631	100.0%	4,592,269	100.0%

Composition by Delinquency Status of the Trust Portfolio

Delinquency Status	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Current, Credit and Zero Balance	$5,512,314,821	96.6%	4,494,751	97.9%
1 – 29 Days	125,296,304	2.2%	75,769	1.6%
30 – 59 Days	21,371,626	0.4%	7,788	0.2%
60 – 89 Days	16,133,107	0.3%	5,151	0.1%
90 – 119 Days	11,315,223	0.2%	3,300	0.1%
120 – 149 Days	12,061,362	0.2%	3,304	0.1%
150 or More Days	8,482,188	0.1%	2,206	0.0%
Total	$5,706,974,631	100.0%	4,592,269	100.0%

Composition by FICO® Credit Score

A FICO® credit score is a measurement derived from a proprietary credit scoring method owned by Fair, Isaac & Company to determine the likelihood that credit users will pay their credit obligations in accordance with the terms of their accounts. Although Fair, Isaac & Company discloses only limited information about the variables it uses to assess credit risk, those variables likely include, but are not limited to, debt level, credit history, payment patterns (including delinquency experience) and level of utilization of available credit. FICO® credit scores range from 300 to 850, and a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score. FICO® credit scores for any one individual may be determined by up to three independent credit bureaus. In determining whether to grant credit to a potential account holder, the bank uses a FICO® credit score as reported by one of the three major credit bureaus. Therefore, certain FICO® credit scores for an individual account holder based upon information collected by other credit bureaus could be different from the FICO® credit score used by the bank.

FICO® credit scores are based on independent, third-party information, the accuracy of which we cannot verify. FICO® credit scores were not developed specifically for use in connection with credit card accounts, but for consumer credit products in general. The bank does not use standardized credit scores, such as a FICO® credit score, alone to determine the credit limit or other terms that are approved or applied on an account. Rather, each application is scored based on the applicant’s credit bureau report using industry and proprietary credit models and bankruptcy scorecards.

FICO® credit scores of an individual may change over time, depending on the conduct of the individual, including the individual’s usage of his or her available credit, and changes in credit score technology used by Fair, Isaac & Company. To the extent available, FICO® credit scores are generally obtained at origination of the account and at least quarterly thereafter. Because the composition of the accounts designated for the trust may change over time, this table is not necessarily indicative of FICO® credit scores at origination of the accounts or the composition of the accounts in the trust at any specific time thereafter.

The following table reflects receivables as of June 30, 2018, and the composition of accounts by FICO® credit score as most recently refreshed:

Composition by FICO® Credit Score Range of the Trust Portfolio

FICO® Credit Score Range(1)	Total Receivables Outstanding	Percentage of Total Receivables Outstanding
Less than or equal to 559	$166,785,600	2.9%
600-659	691,723,769	12.1%
660-719	2,258,709,864	39.6%
720 and above	2,581,890,714	45.2%
No score	7,864,684	0.1%
Total	$5,706,974,631	100.0%

(1)	FICO® is a federally registered trademark of Fair, Isaac & Company.

Static Pool Data

Static pool data for the selected portfolio relating to yield, payment rate, delinquencies and net principal charge-offs is provided below. The static pool data presented below does not include data relating to prepayments because the concept of prepayments is not an applicable consideration for credit card accounts beyond payment rate data, which is provided below.  The static pool data presented below also does not include data relating to standardized credit scores, because credit decisions regarding the accounts are being made on an ongoing basis based on the evolving credit scores of the related obligors.

Billed Yield

The following table sets forth the cardholder billed yield experience for credit card accounts in the selected portfolio for each of the periods shown. Billed yield is calculated by (a) dividing (i) the aggregate amount of billed finance charges, late fees, cash advance fees and miscellaneous fees less related waivers during the period indicated by (ii) the aggregate of the total receivables outstanding in the period indicated and (b) multiplying the result in clause (a) by 12. In each case, the information is grouped by year of account origination. There can be no assurance that the billed yield experience for receivables in the future will be similar to the historical experience set forth below.

Billed Yield
Origination Year[1]	Five Months Ended May 31, 2018[2,3]	Calendar Year Ended 2017[2]	Calendar Year Ended 2016[2]	Calendar Year Ended 2015[2]	Calendar Year Ended 2014[2]	Calendar Year Ended 2013[2]
2018	8.63%
2017	22.36%	15.30%
2016	25.49%	24.35%	16.96%
2015	23.08%	23.16%	21.24%	13.19%
2014	23.73%	23.82%	23.91%	22.18%	15.03%
2013	23.19%	23.12%	23.04%	22.87%	21.60%	13.85%
2012 & Prior	21.21%	21.01%	20.92%	20.86%	21.57%	21.83%

[1]	The origination year for each account is determined based on the date on which the account is opened.
[2]	Includes activity related to each monthly billing cycle in the applicable period.
[3]	May 31, 2018 figures are annualized and are not necessarily indicative of actual results for the entire year.

Payment Rate

The following table sets forth the cardholder monthly average payment rate experience on the credit card accounts in the selected portfolio for each of the periods shown. The average monthly payment rate is calculated by dividing (i) the aggregate of the total payments received during the period indicated net of checks returned for non-sufficient funds by (ii) the aggregate of the total receivables outstanding in the period indicated. In each case, the information is grouped by year of account origination. There can be no assurance that the payment rate experience for receivables in the future will be similar to the historical experience set forth below.

Payment Rate
Origination Year[1]	Five Months Ended May 31, 2018[2]	Calendar Year Ended 2017[2]	Calendar Year Ended 2016[2]	Calendar Year Ended 2015[2]	Calendar Year Ended 2014[2]	Calendar Year Ended 2013[2]
2018	25.94%
2017	24.91%	24.97%
2016	16.28%	17.12%	20.88%
2015	21.90%	21.82%	24.24%	27.91%
2014	20.11%	19.54%	19.97%	22.17%	24.14%
2013	20.70%	20.17%	20.16%	20.69%	22.29%	26.36%
2012 & Prior	22.33%	21.54%	21.00%	20.29%	18.85%	19.02%

[1]	The origination year for each account is determined based on the date on which the account is opened.
[2]	Includes activity related to each monthly billing cycle in the applicable period.

30+ Delinquency Rate

The following table sets forth the delinquency rate experience on the credit card accounts in the selected portfolio for each of the periods shown. The delinquency rate is calculated by dividing (i) the 30+ days past due delinquent amount as of the end of the period indicated by (ii) the total receivables outstanding as of the end of the period indicated. Calculations are based on month-end data within the period. In each case, the information is grouped by year of account origination. There can be no assurance that the delinquency rate experience for receivables in the future will be similar to the historical experience set forth below.

30+ Delinquency Rate
Origination Year[1]	Five Months Ended May 31, 2018	Calendar Year Ended 2017	Calendar Year Ended 2016	Calendar Year Ended 2015	Calendar Year Ended 2014	Calendar Year Ended 2013
2018	0.53%
2017	3.42%	2.37%
2016	4.53%	4.91%	2.77%
2015	3.79%	4.17%	3.74%	1.89%
2014	3.35%	3.83%	3.74%	3.31%	1.33%
2013	3.01%	3.35%	3.32%	3.20%	2.90%	1.23%
2012 & Prior	2.19%	2.45%	2.40%	2.47%	2.75%	3.19%

[1]	The origination year for each account is determined based on the date on which the account is opened.

Net Principal Charge-Off Rate

The following table sets forth the net principal charge-off rate experience on the credit card accounts in the selected portfolio for each of the periods shown. The net principal charge-off rate is calculated by (a) dividing (i) the aggregate amount of gross principal receivable charge-offs, excluding amounts charged-off due to fraud, net of recoveries during the period indicated by (ii) the aggregate of the total receivables outstanding in the period indicated and (b) multiplying the result in clause (a) by 12. In each case, the information is grouped by year of account origination. There can be no assurance that the net principal charge-off rate experience for receivables in the future will be similar to the historical experience set forth below.

Net Principal Charge-Off Rate
Origination Year[1]	Five Months Ended May 31, 2018[2,3]	Calendar Year Ended 2017[2]	Calendar Year Ended 2016[2]	Calendar Year Ended 2015[2]	Calendar Year Ended 2014[2]	Calendar Year Ended 2013[2]
2018	0.06%
2017	4.21%	1.47%
2016	8.48%	6.07%	1.28%
2015	6.90%	5.98%	4.62%	0.93%
2014	6.52%	5.82%	5.47%	3.65%	0.58%
2013	5.56%	5.08%	4.84%	4.63%	3.07%	0.54%
2012 & Prior	4.03%	3.61%	3.51%	3.65%	4.04%	4.20%

[1]	The origination year for each account is determined based on the date on which the account is opened.
[2]	Includes activity related to each monthly billing cycle in the applicable period.
[3]	May 31, 2018 figures are annualized and are not necessarily indicative of actual results for the entire year.